Exhibit 99.4

Griffonia seeds from which ONE Bio’s CHE business unit extracts 5-HTP and the 5-HTP product distributed by that business unit
Fresh boiled 18L bamboo distributed by ONE Bio’s OP business unit
Ganoderma (Reishi-mushroom) Tea distributed by ONE Bio’s CHE business unit
Private labeled, seasoned pre cooked vegetables sold by ONE Bio’s OP business unit to Kobe Bussan Supermarkets in Japan
House brand seasoned, pre-cooked vegetables distributed by ONE Bio’s OP business unit

Bamboo processing facility of ONE Bio s OP business unit located in Jianou, Fujian, China Extraction machinery of ONE Bio’s CHE business unit located in Sanming, Fujian, China